EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and the UIL Holdings Corporation Deferred Compensation Plan of our report dated July 17, 2015, with respect to the consolidated financial statements and schedule of Avangrid, Inc. (formerly Iberdrola USA, Inc.) for the year ended December 31, 2014 included in its Registration Statement (Form S-4 No. 333-205727) and related prospectus dated November 12, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
December 16, 2015